Exhibit 99.1

Tweeter Home Entertainment Group Reports Results For Its Second Fiscal Quarter Ended March 31, 2003

•	Loss per share was $0.10 for the quarter, in line with previous guidance.

•	Company closed on a new, three- year $110 million revolving credit facility.

•	Tests on marketing changes indicate potential sales opportunities.

CANTON, MA, April 24, 2003 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced its earnings results for the second fiscal quarter ended March 31, 2003.

For the quarter ended March 31, 2003, total revenue decreased 2.1% to $182 million from $186 million in the same period last year. Comparable store sales decreased 12.0%, excluding January and February sales for the Hillcrest chain acquired on March 1, 2002. Net loss for the quarter was $2.5 million compared to net income of $2.6 million for the same period last year. Loss per share was $0.10 on a diluted basis, compared to earnings per share of $0.11 on a diluted basis for the same period last year.

Loss from operations was $3.3 million, compared to income from operations of $4.9 million in the same period last year. As a percentage of revenue, operating income decreased to –1.8% from 2.6% in the same period last year. This was due to a 400 basis point increase in selling expenses as well as a 20 basis point decline in gross margin. Co-operative advertising funds were 130 basis points less due to the sales decrease and reduced purchases during the quarter. Gross Ad spend was consistent with last year as a percentage of sales. Occupancy costs were also 150 basis points higher as a percentage of sales, the result of 19 additional stores with $4 million less in total revenue. Overall gross margin decreased to 35.5% from 35.7% for the same quarter last year.

Corporate, general and administrative expenses as a percentage of revenue increased to 5.8% from 5.3% last year, and this is mainly attributable to the deleverage of sales.

Jeffrey Stone, President and CEO said, “Our biggest issue continued to be store traffic in the March quarter. We remain focused on taking costs out of the business through improvements in process and systems. Our financial models demonstrate solid improvements in profitability as we approach flat comps.”

Stone continued, “We are replacing our long-standing radio based marketing strategy with a print marketing strategy effective in the June quarter, slated to commence in May. Our weeklong tests of this new strategy in March and April drove traffic and sales during each of the periods. We believe that moving to this new strategy will appeal to customers who we may not have touched with our radio campaign over the years and bring new customers into our stores. Although we think that this change in marketing strategy will help drive traffic, our concerns regarding the underpinnings of the economy and resultant mood of the consumer and the financial markets continue to cause us to be conservative with near-term sales expectations.”

Joe McGuire, Chief Financial Officer said, “Inventory at the end of March was $144 million, down from $162 million at the end of December. This also compares favorably to last year at this time, as we had $155 million in inventory with 19 fewer stores. We expect the inventory level at the end of June to be approximately $135 million. Debt outstanding on the revolver was $68 million at March 31, 2003, and was down to $56 million when we closed on the new bank facility this month. Our plan is to end the fiscal year with debt at about $50 million, which is where we finished last year.”

McGuire continued, “We continued to make progress driving our receivables down, as they finished at $23.5 million, down from $33.6 million at this time last year. This represents about 10 days of receivables, their lowest level since we started to focus on our cash conversion cycle last year. Inventory days on hand continues to be our largest opportunity, and will remain a management focus.”

McGuire went on to say, “We closed on our new $110 million line of credit mid-April. The term is three years, and we will be paying between 200 and 250 basis points over LIBOR. It is an asset based lending arrangement, with an advance rate against inventory, so there are no financial covenants other than fixed charge coverage. This will allow us a greater degree of operating flexibility during this time of limited visibility into our operating performance.”

McGuire added, “We adopted EITF 02-16, Accounting by a Customer for Certain Consideration Received from a Vendor, effective with this quarter. Our accounting treatment of this issue closely mirrors the guidance provided in the release, and results in no change to our results of operations for this or any prior period. It may, during the course of the coming year, cause us to reflect some vendor allowances as rebates, which are in Cost of Goods Sold, as opposed to co-operative advertising, which are an offset to advertising and are included in selling expenses. We will communicate, as appropriate, regarding any such reclassifications as they occur prospectively for the next four quarters.”

McGuire concluded, “For the quarter ending June 2003, we are planning comparable store sales to be in the range of negative 6% to negative 10%, which will put revenue in the range of $176 million to $183 million. We will be taking two one-time, non-cash charges during the quarter. The first charge is to record compensation expense of approximately $1 million relative to the restricted stock equity awards made to our new Senior Vice-President/Chief Merchandising Officer, Philo Pappas, who joined the company on April 21, 2003. The second charge is to write-off the remaining pre-paid expenses related to our old bank agreement in the amount of $250,000. Inclusive of these charges, we expect the net loss in the June quarter to be between $2.3 and $3.9 million, and expect EPS to be in the range of negative $0.10 to $0.17.”

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a specialty retailer of mid- to high-end audio and video consumer electronics products. The Company’s fiscal 2002 revenues were $796 million. Tweeter was named “Consumer Electronics Retailer of the Year” four out of the past seven years by Audio-Video International, “1999 Retail Leader” by TWICE, and awarded Dealerscope’s 1999 Dealer’s Pride award. Tweeter Home Entertainment Group, Inc. now operates 177 stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The Company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s website at www.twtr.com

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands except share and per share amounts)
(Unaudited)

	Three Months ended		Six Months ended
	March 31,		March 31,

	2002	2003	2002	2003

Total revenue	$185,822	$181,971	$437,735	$431,620
Cost of sales	119,460	117,296	279,471	279,930

Gross profit	66,362	64,675	158,264	151,690
Selling expenses	51,176	57,287	109,661	123,744
Corporate, general and administrative expenses	9,895	10,482	19,905	21,810
Amortization of intangibles	416	170	791	340

Income (loss) from operations	4,875	(3,264)	27,907	5,796
Income from joint venture	—	—	72	—
Interest (expense) income, net	(551)	(834)	(1,150)	(1,221)

Income (loss) before income taxes	4,324	(4,098)	26,829	4,575
Income tax expense (benefit)	1,732	(1,637)	10,734	1,832

Net income (loss)	$2,592	$(2,461)	$16,095	$2,743

Basic earnings (loss) per share	$0.11	$(0.10)	$0.69	$0.12

Diluted earnings (loss) per share	$0.11	$(0.10)	$0.66	$0.12

Weighted average shares outstanding
Basic	23,364,781	23,596,396	23,190,794	23,580,726
Diluted	24,371,799	23,596,396	24,341,117	23,763,801

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	September 30,	March 31,
	2002	2003

		(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,283	$1,748
Accounts receivable, net	23,116	23,487
Inventory	143,234	143,911
Other current assets	21,028	19,027

Total current assets	189,661	188,173
Property and Equipment, Net	134,311	140,714
Long-Term Investments	1,103	1,103
Other Assets, Net	8,196	9,340
Goodwill/Intangibles, Net	2,607	2,267

TOTAL	$335,878	$341,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$289	$240
Amount due to bank	4,520	11,265
Accounts payable, accrued expenses and other current liabilities	95,561	73,884

Total current liabilities	100,370	85,389

Long-Term Debt:
Long-term debt	50,074	67,881
Other Long-Term Liabilities	10,823	10,698

Total liabilities	161,267	163,968

Commitments and Contingencies
Stockholders’ Equity	174,611	177,629

TOTAL	$335,878	$341,597

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	March 31,

	2002	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,095	$2,743
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,523	10,339
Other non cash items	(311)	(311)
Changes in operating assets and liabilities, net of effects from acquisition of business:
(Increase) decrease in assets	(28,130)	399
Decrease in liabilities	(14,981)	(21,803)

Net cash used in operating activities	(18,804)	(8,633)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net activity from purchase and sale of property and equipment	(28,887)	(16,681)
Sale of investments	64	—
Cash paid for acquisitions	(3,800)	—
Distributions from joint venture	1,033	—

Net cash used in investing activities	(31,590)	(16,681)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds of debt	48,032	24,504
Equity transactions	2,096	275

Net cash provided by financing activities	50,128	24,779

DECREASE IN CASH AND CASH EQUIVALENTS	(266)	(535)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,278	2,283

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,012	$1,748

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$1,145	$716

Taxes	$6,603	$561

Noncash investing activities:
Issuance of common stock and assumptions of options for acquisitions	$1,000	$—

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For further information, contact Anne-Marie Boucher at 781 830 3478, fax 781 830 3223 or email at
amboucher@twtr.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words “expects,” “anticipates,” “believes,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to various risks and uncertainties, including risks that our new marketing strategy may not appeal to new customers who we have not touched with our radio campaign, risks related to expected monthly ending inventory levels, outstanding debt levels, comparable store sales, total revenues and earnings per share estimates for the June 2003 quarter, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 17, 2002 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.